Exhibit 23.2
CONSENT OF BROWN SMITH WALLACE, LLC, INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM
           We consent to the incorporation by reference in the registration statement on Form S-3 and related prospectus of Molina Healthcare, Inc. of our report dated December 20, 2007, with respect to the consolidated balance sheet of Alliance For Community Health LLC, d/b/a Mercy CarePlus, as of December 31, 2006, and the related statements of income, members’ equity, and cash flows for the year then ended, which report appears in the Form 8-K/A of Molina Healthcare, Inc. dated January 17, 2008, and to the reference of our firm under the heading “Experts” in the registration statement and prospectus.

/s/ Brown Smith Wallace, LLC
Brown Smith Wallace, LLC
St. Louis, Missouri
December 8, 2008